UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to

Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2014

Cooper Tire & Rubber Company

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-04329 (Commission File Number)	34-4297750 (IRS Employer Identification No.)

701 Lima Avenue, Findlay, Ohio (Address of principal executive offices)	45840 (Zip Code)

Registrant's telephone number, including area code: (419) 423-1321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of Certain Officers

On June 30, 2014, the Board of Directors (the “Board”) of Cooper Tire & Rubber Company (the “Company”) appointed Mr. Bradley E. Hughes, Vice President, Chief Financial Officer and Treasurer of the Company, as Senior Vice President and President—International Operations, effective July 1, 2014. Mr. Hughes will continue to serve as Chief Financial Officer and Treasurer, in addition to his new position, while the Company conducts an executive search for his successor as the Chief Financial Officer. In addition, effective June 30, 2014, Mr. Harold C. Miller, Vice President and President—International Tire Operations, resigned as an officer of the Company and was appointed, effective July 1, 2014, as Executive Advisor to the Chief Executive Officer. In this new role, Mr. Miller will assist the Company in the process to determine the future ownership of the Cooper Chenghsan (Shandong) Tire Co., Ltd. joint venture, as well as continuing to support the Company’s International segment growth plans and helping to assure an orderly transition to Mr. Hughes’ leadership.

Grants of Restricted Stock Units

On July 1, 2014, the Compensation Committee of the Board granted restricted stock units (“RSUs”) to the Company’s named executive officers under the Cooper Tire & Rubber Company 2014 Incentive Compensation Plan. The RSUs will vest in two tranches of 50% on the first and 50% on the second anniversary of the grant date. The following table sets forth the total number of RSUs granted to each of these officers:

Name	Number of RSUs

Roy V. Armes	75,000

Bradley E. Hughes	15,000

Brenda S. Harmon	15,000

Christopher E. Ostrander	15,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY

By:	/s/ Jack Jay McCracken
Name: Jack Jay McCracken
Title: Assistant Secretary

Dated:  July 3, 2014